Fidelity & Guaranty Life Reports Second Quarter Fiscal 2014 Results

•	Annuity Sales of $728 million, highest in five years

•	Net Investment Income increases 10% year over year

•	Executing on growth strategy

DES MOINES, Iowa: May 8, 2014 -- Fidelity & Guaranty Life (NYSE: FGL), a leading provider of indexed annuity and indexed universal life products, today reported net income of $24.8 million or $0.42 per diluted common share for the second quarter of fiscal 2014 ended on March 31, 2014(1).
“The second quarter results were marked by solid performance on several fronts. Our annuity sales of $728 million were the highest quarterly production FGL has achieved in five years. We intend to continue to grow our fixed indexed annuity product suite, as we launched two new key offerings late in the second quarter.", said Lee Launer, Chief Executive Officer of FGL. “Additionally, the investment portfolio is performing well amidst a challenging rate environment, with both average yields and net investment spreads up meaningfully over last year.”
Phil Gass, Chairman of FGL, said, “FGL continues to benefit from attractive demographics and strong demand for retirement and savings products in the middle market.  With our core fixed indexed annuity market growing at more than 13% annually, FGL has the conservative balance sheet and excess capital to capitalize on this opportunity. In fact, with our strong growth in annuity sales, we expect to continue improving our adjusted operating income, book value and ROE as we look to enhance shareholder value.”
Second Quarter Fiscal 2014 Highlights:

•	Total annuity sales reached $728 million in the current period; the highest quarterly sales level in five years; a two-fold increase over the second quarter of 2013.

•	The top 15 distribution partners grew sales of fixed index annuities (“FIA’s) 35% over the prior year.

•	Sales of indexed universal life increased 12% over the prior year.

•	Net investment spread increased to 1.6% in the current quarter, a 40 basis point improvement over the prior year.

•	After-tax adjusted operating income ("AOI") was $47.8 million; an increase of 139% compared to the same period of 2013.

•
GAAP book value grew to $1.52 billion, up 4% compared to the same period last year. GAAP book value excluding accumulated other comprehensive income (“AOCI”) grew to $1.25 billion, an increase of 20% compared to the prior year period.

•	Implemented scheduled new product introductions, including Performance Pro and LegendMark, in the second quarter.

Summary Financial Results (Unaudited)

	Three months ended March 31,		Six months ended March 31,
(In millions, except per share data)	2014	2013	2014	2013
Annuity sales (2)	$727.5	$243.8	$1,268.1	$491.1
Net income	$24.8	$73.2	$67.5	$183.8
Net income per diluted share	$0.42	$1.56	$1.26	$3.91
Adjusted operating income (“AOI”) (2)	$47.8	$20.0	$72.8	$44.6
AOI per diluted share (2)	$0.82	$0.43	$1.35	$0.95
Weighted average basic shares	58.3	47.0(3)	53.7	47.0(3)
Weighted average diluted shares	58.4	47.0(3)	53.8	47.0(3)
Total common shares outstanding	58.4	47.0(3)	58.4	47.0(3)
Book value per share	$26.1	$31.1	$26.1	$31.1
Book value per share, excluding AOCI (2) (4)	$21.3	$22.1	$21.3	$22.1

(1)	Fidelity & Guaranty Life’s fiscal year ends each year on September 30.

(2)	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Non-GAAP Measures section of this press release for additional information.

(3)
Common shares outstanding and per share amounts give retroactive effect to our statutory conversion on August 26, 2013 and the 4,700-for-1 stock split of our shares of common stock effected on November 26, 2013.

(4)	Book value per share, excluding AOCI is calculated by dividing total book value, excluding AOCI, at the end of the period by total number of shares of common stock outstanding.

STRONG SALES MOMENTUM IN ALL PRODUCT LINES
Total annuity sales were $727.5 million for the second quarter, an increase of 198% as compared to sales in the prior year quarter of $243.8 million. On a sequential basis, total annuity sales also increased 35% over Q1 2014. Sales of our core fixed indexed annuities were $318.2 million in the current quarter; the highest level of sales in seven quarters. This result represents a 33% increase over the prior year period and a 6% increase compared to last quarter. Sales of multi-year guarantee annuities (“MYGA”) were $396.2 million in the current quarter as compared to $5.0 million in the same period last year and $230.5 million in the prior quarter. The MYGA sales recorded in Q2 represent the remaining volume related to the successful sales initiative launched in the first quarter. Indexed universal life sales in the quarter were $4.8 million, up 12% as compared to the prior year period sales of $4.3 million.
INVESTMENT PORTFOLIO PERFORMING WELL
Asset purchases during the quarter total $906 million at an average yield of 5.10%. The average earned yield on the total portfolio in the quarter was 4.63% as compared to 4.09% for the same period last year, an increase of 54 basis points. The yield improvement reflects the benefits of asset repositioning efforts over the past several quarters. Net investment income was $184.3 million for the second quarter, an increase of 10% compared to $167.9 million reported in the same period last year. We have executed our planned portfolio repositioning which is expected to add approximately $30 million of net investment income on an annual run rate basis.

EARNINGS PERFORMANCE
FGL reported net income of $24.8 million for the second quarter 2014 as compared to $73.2 million in the second quarter of 2013. Adjusted operating income in the current period was $47.8 million as compared to $20.0 million in the same period last year. The table below reconciles after-tax reported net income to adjusted operating income.

	Three months ended March 31,
Reconciliation from Net Income to AOI(1):	2014	2013	Increase (decrease)
Net Income	$24.8	$73.2	$(48.4)
Effect of investment (gains) losses, net of offsets	(3.6)	(39.0)	35.4
Effect of change in FIA embedded derivative discount rate, net of offsets	10.4	(11.5)	21.9
Effect of change in fair value of reinsurance related embedded derivative, net of offsets	15.1	—	15.1
Effects of class action litigation reserves, net of offsets	1.1	—	1.1
Residual net income of distributed subsidiaries	—	(2.7)	2.7
AOI	$47.8	$20.0	$27.8

(1)	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Non-GAAP Measures section of this press release for additional information.

Adjusted operating income for the current period included a $35.0 million benefit from a reduction of a tax valuation allowance previously offsetting the Company’s capital loss carry forward position. The Company implemented a tax planning strategy during the quarter that provides for the utilization of the majority of its capital loss tax attributes prior to expiration in 2015. The second quarter of 2014 also included approximately $4.0 million of after tax expense largely related to legacy long-term incentive liability plans. Other expense and reserve timing items impacted the current period by approximately $5.0 million after-tax. The current quarter included after tax interest expense of $3.6 million not incurred in the prior year period.

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	March 31, 2014	September 30, 2013
	(Unaudited)
ASSETS
Investments:
Fixed maturities securities, available-for-sale, at fair value	$16,865.1	$15,541.4
Equity securities, available-for-sale, at fair value	353.1	271.1
Derivative investments	273.0	221.8
Other invested assets	323.4	188.2
Total investments	17,814.6	16,222.5
Related party loans and investments	145.7	119.0
Cash and cash equivalents	701.5	1,204.3
Accrued investment income	178.7	159.3
Reinsurance recoverable	3,694.0	3,728.6
Intangibles, net	540.3	563.8
Deferred tax assets	173.2	226.4
Other assets	134.4	205.2
Total assets	$23,382.4	$22,429.1

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$15,998.3	$15,248.2
Future policy benefits	3,533.7	3,556.8
Funds withheld for reinsurance liabilities	1,362.3	1,407.7
Liability for policy and contract claims	60.5	51.5
Long-term debt	300.0	300.0
Other liabilities	604.9	700.0
Total liabilities	21,859.7	21,264.2

Shareholders' equity:
Common stock ($.01 par value, 500,000,000 shares authorized, 58,439,476 issued and outstanding at March 31, 2014; 47,000,000 shares issued and outstanding at September 30, 2013)	0.6	—
Additional paid-in capital	701.1	527.1
Retained earnings	545.5	524.9
Accumulated other comprehensive income	275.5	112.9
Total shareholders' equity	1,522.7	1,164.9
Total liabilities and shareholders' equity	$23,382.4	$22,429.1

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions)

	Three months ended		Six months ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
	(Unaudited)		(Unaudited)
Revenues:
Premiums	$14.6	$14.1	$28.3	$27.9
Net investment income	184.3	167.9	367.7	338.2
Net investment (losses) gains	(1.7)	206.7	121.7	353.2
Insurance and investment product fees and other	17.1	14.6	32.7	28.5
Total revenues	214.3	403.3	550.4	747.8
Benefits and expenses:
Benefits and other changes in policy reserves	178.9	240.9	395.8	324.5
Acquisition and operating expenses, net of deferrals	32.0	23.4	58.0	50.4
Amortization of intangibles	11.3	28.9	34.2	98.4
Total benefits and expenses	222.2	293.2	488.0	473.3
Operating (loss) income	(7.9)	110.1	62.4	274.5
Interest expense	(5.6)	—	(11.2)	—
Income before income taxes	(13.5)	110.1	51.2	274.5
Income tax (benefit) expense	(38.3)	36.9	(16.3)	90.7
Net income	$24.8	$73.2	$67.5	$183.8

Net income per common share:

Basic	$0.43	$1.56	$1.26	$3.91
Diluted	$0.42	$1.56	$1.26	$3.91
Weighted average common shares used in computing net income per common share:
Basic	58.3	47.0	53.7	47.0
Diluted	58.4	47.0	53.8	47.0

Cash dividend per common share	$0.065	$—	$0.065	$—

RECONCILATION OF BOOK VALUE PER SHARE EXCLUDING AOCI

(In millions, except per share data)	March 31, 2014	September 30, 2013
Reconciliation to total shareholder's equity:
Total shareholder's equity	$1,522.7	$1,164.9
Less: AOCI	275.5	112.9
Total shareholder's equity excluding AOCI	$1,247.2	$1,052.0

Total shares outstanding	58.4	47.0(1)
Weighted average shares outstanding - basic	58.3	47.0(1)
Weighted average shares outstanding - diluted	58.4	47.0(1)

Book value per diluted share	$26.1	$24.8
Book value per diluted share, excluding AOCI(2)	$21.3	$22.4

(1)
Common shares outstanding and per share amounts give retroactive effect to our statutory conversion on August 26, 2013 and the 4,700-for-1 stock split of our shares of common stock effected on November 26, 2013.

(2)
Book value per common share, excluding AOCI, is a non-GAAP measure that eliminates the impact of accumulated other comprehensive income to remove fair value fluctuations of the available-for-sale portfolio due to market volatility.

RECONCILATION OF ADJUSTED OPERATING ROE

(In millions)	March 31, 2014	March 31, 2013
Reconciliation to total shareholder's equity:
Total shareholder's equity	$1,522.7	$1,463.3
Less: AOCI	275.5	423.8
Total shareholder's equity excluding AOCI	$1,247.2	$1,039.5

AOI(1)	$47.8	$20.0
Adjusted Operating Return On Equity ("ROE")(2)	15.5%	8.0%

(1)	See table above for reconciliation of net income to AOI for the 2014 and 2013 fiscal quarters

(2)
Adjusted Operating ROE is a non-GAAP measure. It is calculated by dividing AOI by total average equity (excluding AOCI). Average equity (excluding AOCI) is the average of the beginning and ending equity for the period.

Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
AOI is calculated by adjusting net income to eliminate (i) the impact of net investment gains, excluding gains and losses on derivatives and including OTTI losses recognized in operations, (ii) the effect of changes in the rates used to discount the FIA embedded derivative liability, (iii) the effect of change in fair value of reinsurance related embedded derivative, (iv) the effect of class action litigation reserves and (v) residual net income of distributed subsidiaries we no longer own. All adjustments to AOI are net of the corresponding VOBA, DAC and income tax impact related to these adjustments as appropriate. While these adjustments are an integral part of the overall performance of FGL, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.
In the second quarter of 2014, we revised our definition of AOI from a pre-tax basis to an after-tax basis to better reflect the basis on which the performance of our business is internally assessed. AOI now includes interest expense and an effective tax rate of 35% is now applied to reconciling items made to net income. All prior periods presented have been revised to reflect this new definition. Additionally, during the second quarter of 2014 we revised our definition of AOI to exclude the effect of class action litigation reserves, net of the corresponding VOBA, DAC and income tax impact related to these adjustments. This change has been reflected in the current period calculation. Lastly, during the second quarter of 2014 we revised our definition of AOI to exclude residual net income of distributed subsidiaries; specifically the portion of Front Street Re income not already accounted for in the AOI adjustments above. From the inception of the reinsurance treaty on December 31, 2012 through August 9, 2013, Front Street Re was a fully consolidated subsidiary of FGL. On August 9, 2013 in preparation for the IPO, FGL distributed this subsidiary to its parent company. Adjusting for this distribution provides a better view of the underlying performance of FGL as it is now structured post-IPO.
Annuity sales are not derived from any specific U.S. GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with U.S. GAAP. For U.S. GAAP purposes annuity sales are recorded as deposit liabilities (i.e. contract holder funds). Management believes that presentation of sales as measured for management purposes enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.
Conference Call and Financial Supplement Information
This press release and the second quarter 2014 financial supplement will be posted on the company’s website.
Fidelity & Guaranty Life will conduct a conference call on Friday, May 9, 2014 at 9:00 a.m. Eastern Time to discuss the quarter’s results. Dial-in information for the call is toll-free 1-877-870-4263 (International: 1-412-317-0790). An audio replay will be available until May 30, 2014. The replay access information is toll-free 1-877-344-7529 (International: 1-412-317-0088), conference ID number 10044434. The replay will be available approximately two hours after the completion of the live earnings call.
About Fidelity & Guaranty Life
Fidelity & Guaranty Life is the parent company of Fidelity & Guaranty Life Insurance Company, a primary life insurance company with insurance products focused on serving the middle-income market. Fidelity & Guaranty Life Insurance Company does business outside of New York and, in New York only, Fidelity & Guaranty Life does business through Fidelity & Guaranty Life Insurance Company of New York. Fidelity & Guaranty Life’s products are distributed by independent agents through an established network of independent marketing organizations. We are headquartered in Des Moines, Iowa.
Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding our subsidiaries' ability to pay dividends. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FGL's management and the management of FGL's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FGL's assumptions and estimates; FGL's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FGL's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FGL's reinsurers failing to meet their assumed obligations; restrictions on FGL's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FGL's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FGL's operations; and other factors discussed in FGL's filings with the SEC including its Registration Statement on Form S-1, as amended (File No. 333-190880), which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FGL does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

Investor Contact:
Molly Carman
Fidelity & Guaranty Life
Molly.Carman@fglife.com
410-895-1008
443-570-6893

Media Contact:
Sard Verbinnen & Co
Jamie Tully or David Millar, 212-687-8080